UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2013

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Reference is made to the Indenture, dated October 16, 2009 (the “Indenture”), as amended and supplemented from time to time, between CNO Financial Group, Inc. (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to its 7.0% Convertible Senior Debentures due 2016 (the “Debentures”). The Indenture was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on October 19, 2009, available on the SEC's website at http://www.sec.gov.

On July 1, 2013, the Company issued a conversion right termination notice (the “Conversion Termination Notice”) to holders of the Debentures pursuant to Section 12.11 of the Indenture. The Company has elected to terminate the right to convert the Debentures into shares of its common stock, par value $0.01 per share, (“Common Stock”), effective as of July 30, 2013 (the “Conversion Termination Date”). Holders of the Debentures may exercise their conversion right at any time on or prior to the close of business on July 30, 2013 in accordance with the terms and instructions set forth in Section 12.02 of the Indenture. Holders exercising their conversion right on or before July 30, 2013 will receive a number of shares of Common Stock in an amount equal to the Conversion Rate applicable per $1,000 principal amount of Debentures converted by such Holder. The Conversion Rate on July 1, 2013 was equal to 184.3127 shares of Common Stock per $1,000 principal amount of Debentures converted.

Beneficial holders of Debentures may exercise their conversion right pursuant to The Depository Trust Company's book-entry conversion program. Capitalized terms used herein but not defined shall have the meaning given them in the Indenture.

Debentures tendered for conversion shall be deemed paid in full and the Company will have no further obligation with respect to such Debentures.

As of July 1, 2013, $29.2 million in aggregate principal amount of the Debentures was outstanding.

A copy of the Conversion Termination Notice is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01(d).	Financial Statements and Exhibits.

The following documents are attached as exhibits to this Current Report on Form 8-K:

99.1	Notice of Termination of Conversion Right of CNO Financial Group, Inc. 7.0% Convertible Senior Debentures Due 2016.
99.2	Press release dated July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: July 1, 2013
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer

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